Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

State or Country
Name of Subsidiary	of Incorporation
AgSense, LLC	South Dakota
American Galvanizing	New Jersey
ConcealFab, Inc.	Delaware
Convert Italia S.p.A.	Italy
Delta Electrical & Engineering B.V.	The Netherlands
Delta Ltd.	United Kingdom
George Industries, Inc.	California
Locker Group Holdings Pty. Ltd.	Australia
Prospera Technologies, Ltd	Isreal
Pure Metal Galvanizing, ULC	Canada
Stainton Metal Co, Ltd.	United Kingdom
Tehomet Baltic Ou	Estonia
Tehomet Oy	Finland
Valley Irrigation South Africa, (PTY) Ltd.	South Africa
Valmont Australia Irrigation Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont France S.A.S.	France
Valmont Group Holdings Pty. Ltd.	Australia
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries (China) Co.,Ltd.	China
Valmont Industries (Guangdong), Ltd.	China
Valmont Industries (Shandong), Ltd.	China
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont Infrastructure Services, Inc.	Delaware
Valmont International Corp.	Texas
Valmont Investimentos Ltda.	Brazil
Valmont Middle East FZE	United Arab Emirates
Valmont Monterrey S. de R.L. de C.V.	Mexico
Valmont Nederland B.V.	The Netherlands
Valmont Newmark, Inc.	Delaware
Valmont Polska Sp.z o.o	Poland
Valmont Queensland Pty. Ltd.	Australia
Valmont Sarl	Morocco
Valmont Singapore Pte. Ltd.	Singapore
Valmont Structures Private Limited	India
Valmont Telecommunications, Inc.	Delaware
Valmont U.K. Ltd.	United Kingdom
Valmont West Coast Engineering LTD	Canada
Valmont S.A.U.	Spain
Walpar LLC	Alabama
West Coast Engineering, Inc	Washington
Westcoast Engineering Group, Ltd.	Canada